Exhibit 10.1

PARATEK PHARMACEUTICALS, INC.

REVENUE PERFORMANCE INCENTIVE PLAN

1.DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.PURPOSE

The Plan has been established to provide awards to Participants from a revenue performance incentive pool based on U.S. sales of omadacycline.

3.ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards, including the grant or reallocation of Awards following the forfeiture of previously granted Awards and, as appropriate, modifications to the vesting or payment terms of Awards to reflect any such additional grants or reallocations; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.TYPE OF AWARDS

Each Award gives the holder thereof the conditional right to receive, subject to the provisions of the Plan and the Award, incentive payments based on a specified percentage of the Incentive Pool and the achievement of the performance goals set forth herein.

5.ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key employees and consultants of the Company and its subsidiaries who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its subsidiaries.

6.INCENTIVE POOL

An incentive pool (the “Incentive Pool”) will established under the Plan in an amount of up to $50 million, plus Accrued Interest, and will be divided into two tranches eligible to be earned based on the achievement of the following revenue milestones:

Tranche	Milestone	Pool Amount Payable
1	Cumulative Product Revenues over $300 million by December 31, 2025	$25 million, plus Accrued Interest

2	Cumulative Product Revenues over $600 million by December 31, 2026	$25 million, plus Accrued Interest

7.VESTING AND PAYMENT AMOUNTS

Participants will vest in each of Tranche 1 and Tranche 2 of their Awards in four equal annual installments as follows, subject to their remaining in continuous Employment through the applicable vesting date.

Vesting Date	Cumulative Percentage Vested and Payable upon Milestone Achievement
December 31, 2019	25%
December 31, 2020	50%
December 31, 2021	75%
December 31, 2022	100%

Notwithstanding the foregoing, in the event a Participant’s Employment terminates prior to December 31, 2022 due to the Participant’s death or Disability, the Participant will automatically vest on the date of his or her termination of Employment in an additional 25% of each tranche (i.e., the Participant will vest in that portion of each of Tranche 1 and Tranche 2 that would have otherwise vested in the year of such termination had the Participant remained in continuous Employment through December 31 of such year).

Upon the achievement of a Tranche 1 or Tranche 2 milestone (but not a deemed achievement in connection with a Change of Control), each Participant who has remained in continuous Employment through December 31, 2022 will be 100% vested in the applicable tranche payable by reason of the achievement of such milestone.  In such event, each Participant’s payout in respect of the applicable tranche of his or her Award will equal (a) the Participant’s then-vested percentage, multiplied by (b) $25 million, multiplied by (c) the Participant’s individual percentage allocation of the Incentive Pool.

8.CHANGE OF CONTROL

(a)In the event of a Change of Control on or prior to December 31, 2026:

(1)  Participants whose Employment has terminated prior to such date will be eligible for payouts as set forth below based on the then-vested portion of each tranche of their Awards; and

(2)  Participants who have remained in continuous Employment through the Change of Control will be deemed to have time vested in full in each tranche of their Awards and will be eligible for payouts as set forth below.

(b)If the Tranche 1 milestone was not achieved prior to the Change of Control, the

Tranche 1 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 50% and (2) the Cumulative Product Revenues as of the Change of Control, divided by $300 million.

(c)If the Tranche 2 milestone was not achieved prior to the Change of Control, the Tranche 2 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 30% and (2) the Cumulative Product Revenues as of the Change of Control, divided by $600 million.

(d)A Participant’s payout in respect of each tranche of his or her Award in a Change of Control will equal (1) the Participant’s then-vested percentage of such tranche, multiplied by (2) the percentage of that tranche’s milestone that has been achieved or is deemed to have been achieved, multiplied by (3) $25 million, multiplied by (4) the Participant’s individual percentage allocation of the Incentive Pool.

(e)If a Change of Control occurs prior to the achievement of either or both of the Tranche 1 and Tranche 2 milestones, the Awards shall remain outstanding and the remaining unpaid portion of the Incentive Pool applicable to the Tranche 1 or Tranche 2 milestone, as applicable, shall be paid following the achievement of either such milestone at the time or times set forth in Section 9 below.  Any successor in interest to the Company upon or following a Change of Control shall assume all obligations under the Plan, including but not limited to the obligation in the preceding sentence to keep Awards outstanding following the Change of Control.

9.TIMING OF PAYMENTS

Any amounts that become payable following achievement of the Tranche 1 milestone will be paid in a lump sum in the first quarter of 2026, and any amounts that become payable following achievement of the Tranche 2 milestone will be paid in a lump sum in the first quarter of 2027.  Notwithstanding the foregoing, in the event of a Change of Control, any portion of the Incentive Pool that is earned, but unpaid, or deemed earned in connection with the Change of Control will be paid at the time of the Change of Control.

10.FORM OF PAYMENT

Awards may be paid out in cash or in a combination of cash and registered securities of equal value (based on the Company’s 20-day trailing average closing price), with the portion paid in registered securities not to exceed 50% of the aggregate payment amount with respect to each tranche.  Notwithstanding the foregoing, in the event of a payment made at the time of a Change of Control, any amounts then payable with respect to an Award must be paid in cash.

11.RULES APPLICABLE TO AWARDS

(a)Award Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant shall be deemed to have agreed to the terms of the Award and the Plan.

(b)Transferability.  No Awards may be transferred other than by will or by the laws of descent and distribution, subject to such limitations as the Administrator may impose.  In no event will transfer to a Person that the Administrator determines, directly or indirectly, provides services or financial or other support to a competitor of the Company be permitted.

(c)Taxes.  Payments under an Award shall be subject to and reduced by all applicable tax withholdings.

(d)Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of a Participant’s termination of Employment for any reason.

(e)Section 409A.  Each Award may contain such terms as the Administrator determines and shall be construed and administered to comply with the requirements of Section 409A.

12.AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law; provided that except as otherwise provided in an Award or in an employment or severance-benefit agreement applicable to the Participant, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted.

13.OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

14.MISCELLANEOUS

(a)Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.  By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)Limitation of Liability.  Notwithstanding anything to the contrary in the Plan,

neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

15.ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Administrator deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Administrator deems necessary or desirable.  All supplements adopted by the Administrator will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

16.GOVERNING LAW

Except as otherwise provided by the express terms of an Award Agreement or under a sub-plan described in Section 15, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.  By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of  the U.S. District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the U.S. District Court for the District of Massachusetts; and (c)  waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Accrued Interest”:  The accumulated interest on the incentive pool amount payable upon the achievement of a Tranche 1 or Tranche 2 milestone for each tranche during the Accumulation Period at LIBOR + 2% per year, compounded annually.

“Accumulation Period”:  For each tranche, the period beginning on the date the applicable Tranche 1 or Tranche 2 milestone is achieved and ending on the date that the Incentive Pool is paid out.

“Administrator”:  The Compensation Committee of the Board, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine or (ii) to such officers of the Company or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: With respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

“Award”:  A right entitling a Participant to the payment of a percentage of the Incentive Pool set forth in his or her Award Agreement, subject to the vesting and service requirements set forth in the Plan and the other terms and conditions herein.

“Award Agreement”:  An agreement evidencing the grant of an Award under the Plan in the form of the agreement attached as Exhibit B hereto.

“Change of Control”:  Any of the following: (a) a merger or consolidation in which the Company is a constituent party (or if a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation, or (b) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities, or (c) a sale, lease, exclusive license or other disposition of all or substantially all (as determined by the Board of Directors of the Company in its sole discretion) of the assets of the Company.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  Paratek Pharmaceuticals, Inc., a Delaware corporation, and its successors and assigns.

“Compensation Committee”:  The Compensation Committee of the Board of Directors of the Company.

“Combination Product”:  Any Product containing omadacycline and one or more other therapeutically active ingredients or as otherwise determined by the Compensation Committee with respect to other Products.

“Co-Promoter”:  Any Person that is not an Affiliate of the Company to whom the Company grants primarily (i.e. no other material rights to the Product are granted to such Person) the right to promote the Product in the Territory along with the Company and/or an Affiliate of the Company.

“Disability”:  With respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Employment”:  A Participant’s employment or other service relationship with the Company and its subsidiaries.  Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services to the Company or one of its subsidiaries and his or her employment or services have not permanently decreased to below 50% of the average level of services the Participant performed over the immediately preceding 36-month period.  If a Participant’s employment or services permanently decrease to between 20% and 50% of the average level of services he or she performed over the immediately preceding 36-month period, it will be in the discretion of the Administrator whether to treat such employment or service as continued employment or service under an Award.  Notwithstanding any of the foregoing, a Participant’s Employment will be deemed to terminate on his or her last day of actual and active employment or other service, and no period of notice or payment in lieu of notice that follows or is in respect of a period that follows the Participant’s last day of actual and active employment or other service will be deemed to extend his or her period of employment or service.  If a Participant’s employment or other service relationship is with a subsidiary and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries.

“License”:  An agreement in which the Company, its Affiliate or the Company’s Licensee grants or otherwise transfers any rights to commercialize the Product to a third party.

“Licensee”:  Any entity to which the Company, its Affiliate or the Company’s Licensee has granted a License.

“Net Sales”:  (a) With respect to a Product that is not a Combination Product, gross receipts from sales by the Company and its Affiliates, or Licensees or Co-Promoters of such Product to third parties in the Territory, less, in each case, (i) bad debts and (ii) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and any other adjustments, including those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, pharmacy benefit managers or other institutions, adjustments arising from consumer discount programs or other similar programs, customs or excise duties, sales tax, consumption tax,  value  added  tax,  and  other  taxes (except  income  taxes) or  dutiesrelating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government subsidized program or managed care organization, and freight and insurance; and (b) with respect to a Product that is a Combination Product, that percentage of Net Sales of such Combination Product (as determined in accordance with clause (a)) that relates to the Product as the Company may reasonably determine based on the wholesale acquisition costs of the Product and the other active ingredient(s) in such Combination Product when sold separately, or another similar approach.  Net Sales will be determined from the books and records of the Company and its Affiliates maintained in accordance with GAAP, as consistently applied by the Company with respect to sales of the Product.

“Participant”:  A person who is granted an Award under the Plan.

“Person”: Any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Plan”:  The Paratek Pharmaceuticals, Inc. Revenue Performance Incentive Plan, as from time to time amended and in effect.

“Product”:  Any Product that the Company (a)(1) owns and (2) sells, licenses as a licensor,

or co-promotes, or (b)(1) does not own and (2) sells, licenses as a licensee, or co-promotes.

“Product Revenues”:  An amount equal to (a) 100% of Net Sales of the Product or appropriate percentage of a Combination Product in the Territory sold by the Company, any Licensee (other than a Co-Promoter) or any of their respective Affiliates, (b) 75% of Net Sales of the Product or appropriate percentage of a Combination Product in the Territory sold by any Co-Promoter, and (c) 100% of Net Sales of the Product or appropriate percentage of a Combination Product generated by the Company or any of its Affiliates as a co-promoter or licensee.  In the event the Company or any of its Affiliates receives non-cash consideration in connection with a License, the amount payable under clause (a) shall be calculated based on the fair market value of such consideration at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business.

“Section 409A”:  Section 409A of the Code.

“Territory”:  United States.

EXHIBIT B

Form of Award Agreement